Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CTI BioPharma Corp. on Form S-8 of our report dated February 16, 2016, with respect to our audits of the consolidated financial statements of CTI BioPharma Corp. as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 and our report dated February 16, 2016 with respect to our audit of the effectiveness of internal control over financial reporting of CTI BioPharma Corp. as of December 31, 2015 appearing in the Annual Report on Form 10-K of CTI BioPharma Corp.for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
San Francisco, CA
April 29, 2016